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Exhibit 23




Independent Auditors' Consent




The Board of Directors
Florida East Coast Industries, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-53144) on Form S-8 of Florida East Coast Industries, Inc. of our report dated February 7, 2003, relating to the consolidated balance sheets of Florida East Coast Industries, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for the three years ended December 31, 2002, and the related schedules, which report appears in the December 31, 2002 Annual Report on Form 10-K/A of Florida East Coast Industries, Inc.


/s/ KPMG LLP

KPMG LLP


Jacksonville, Florida
April 18, 2003